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                                 NIMSTEC LIMITED


                                     - and -



                                    3-Dx.com












                      ASSET AND LICENSE PURCHASE AGREEMENT




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                                    EXHIBIT A

                 EQUIPMENT, ASSET AND LICENSE PURCHASE AGREEMENT


DATE:       June 30th 1999



PARTIES:

     "The Licensor": NIMSTEC LIMITED, an exempted corporation registration no. 21568 formed under the laws of Bermuda whose principal place of business is at 48 Cedar Avenue, Suite 120, Hamilton HM JX, Bermuda

     "The Licensee": 3-DX.COM, a corporation organised under the laws of Nevada.


RECITALS:

(A) The Licensor is the beneficial owner, for the manufacture of lenticular optical material and the photographic and digital origination of animated and 3-D images, for the photographic printing of animated and 3-D images, of a substantial body of valuable Technical Information (as defined below) and equipment relating to the manufacture, assembly, and commercial operation of certain equipment and is the beneficial owner of the know how relating thereto (as defined below).

(B) The Licensee wishes to receive and the Licensor is willing to grant a licence on the terms and conditions hereinafter set forth to use such Technical Information and to work under the said know how in order to produce certain products using the equipment and Technical Information for the manufacture, photographic and digital origination of animated and 3-D images, for the photographic printing of animated and 3-D images.

1.   DEFINITIONS

     1.1 In this Agreement the following terms shall have the following meanings unless the context otherwise requires:

          "COPYRIGHT" all copyright and rights in the nature of copyright to which either party may now be or may subsequently become entitled in or in respect of all drawings and other documents, recordings in any form and all other articles bearing or embodying any part of the Technical Information

          "EFFECTIVE DATE" On the date of $500,000 purchase of 3-Dx.com common stock by ELGT.

                                     Page 2
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          "IMPROVEMENTS" all improvements, modifications or adaptations to any part of the Technical Information which might reasonably be of commercial interest to either party in the design manufacture or supply of the Products or in the operation of the Equipment and which may be made or acquired by either party during the term of this Agreement

          "GROSS SALES VALUE" the invoiced sales value of the Products in arm's length transactions exclusively for money after deduction of any credits actually given by the Licensee for returned or defective goods and excluding or making proper deductions for any costs of packing, insurance, carriage and freight and sales tax and, in the case of export orders, any import duties or similar applicable governmental levies or export insurance costs subject in all cases to the same being separately charged on customer invoices. In any sale or other disposal of any Products or part thereof otherwise than in an arm's length transaction exclusively for money, the fair market price (if higher) in the relevant country of disposal shall be substituted for the Gross Sales Value.

          "PATENTS"

          (i)   ***

          (ii)  ***

          (iii) ***

          "PRODUCTS" all animated or 3-D images *** created for the photographic printing of animated or 3D images - 3D photographic cameras - 3D photographic printers - 3D photographic apparatus used with 2-D cameras *** - lenticular print optical material with photographic emulsions (LPF).


          "TECHNICAL INFORMATION" all know-how, experience, drawings, designs, circuit diagrams, computer programs and all other technical information relating to the Products or Equipment and which might reasonably be of commercial interest to either party in the design manufacture or supply of the Products or in the operation of the Equipment.

          "TERRITORY" North America, Canada, Mexico

2.   ***

                                             *** text omitted & filed separately
                                                Confidential Treatment Requested
                                                        Under 17 C.F.R. Sections
                                              200.80(b)(4), 200.83 and 240.246-2

                                     Page 3
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3.   TECHNICAL INFORMATION

     3.1 After execution of this Agreement by both parties the Licensor will supply the Licensee with all Technical Information in its possession that has not previously been disclosed that is reasonably necessary or desirable to enable the Licensee to operate the Equipment and to design manufacture on a commercial scale and sell Products of a quality at least equivalent to those being produced by the Licensor at the Effective Date.

     3.2 The Licensor warrants that all Technical Information disclosed or to be disclosed to the Licensee hereunder is or will be, to the best of the Licensor's knowledge and belief, accurate (provided always that the Licensor will promptly correct any significant errors in the Technical Information subsequently discovered by the Licensor), but subject thereto and without prejudice to the Licensor's obligations under clause 2.1 hereof the Licensor shall be under no further liability to the Licensee in respect of the Technical Information or of the manufacture, use, sale or other disposition of the Equipment or Products.

     3.3 The Licensee shall be exclusively responsible for the technical and commercial operation of the Equipment and for incorporating any modifications or developments thereto that might be necessary or desirable and for all Products sold or supplied by the Licensee and accordingly the Licensee shall indemnify the Licensor in respect of all costs, damages and expenses incurred as a result of any claims by third parties in tort or otherwise against the Licensor arising in any way out of the use of any of the Technical Information by the Licensee.

     3.4 The Licensee undertakes that for so long as any part of the Technical Information remains subject to the obligations of confidence of clause 4 hereof it will not use the same for any purpose except as expressly licensed hereby and in accordance with the terms of this Agreement.


4.   IMPROVEMENTS

     4.1 Each party shall forthwith disclose to the other in confidence and in such detail as that other may reasonably require all Improvements that it may develop or acquire during the term of this Agreement except in so far as such disclosure would disclose information derived from and subject to confidentiality obligations in favour of a third party.

     4.2 Improvements that the Licensee is due to disclose to the Licensor under clause 3.1 above shall be deemed to be part of the Technical Information for the purposes of the rights granted to the Licensee under clause 5 hereof.





5.    CONFIDENTIALITY

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     5.1  Each party agrees to maintain secret and confidential all Technical
          Information and information regarding Improvements obtained from the other both pursuant to this Agreement and prior to and in contemplation of it and all other information that it may acquire from the other in the course of this Agreement, to respect the other's proprietary rights therein, to use the same exclusively for the purposes of this Agreement, and to disclose the same only to those of its employees and contractors and sub-licensees pursuant to this Agreement (if any) to whom and to the extent that such disclosure is reasonably necessary for the purpose of this Agreement.

     5.2 The foregoing obligations under clause 4.1 above shall not apply to Technical Information or other information which:

          5.2.1 prior to receipt thereof from one party was in the possession of the other and at its free disposal;

          5.2.2 is subsequently disclosed to the recipient party without any obligations of confidence by a third party who has not derived it directly or indirectly from the other;

          5.2.3 is or becomes generally available to the public in printed publications in general circulation through no act or default of the recipient party or its agents or employees.

     5.3 Notwithstanding the foregoing provisions the parties and any sub-licensees pursuant to this Agreement shall be entitled to disclose Technical Information of the other to actual or potential customers for Products in so far as such disclosure is reasonably necessary to promote the sale or use of Products.

     5.4 Each party shall procure that all its employees contractors and sub-licensees pursuant to this Agreement (if any) who have access to any information of the other to which the obligations of clause 4.1 apply shall be made aware of and subject to these obligations and shall further procure that so far as is reasonably practicable all of such employees contractors and sub-licensees shall enter into written undertakings in favour of the other party to this end in a form previously approved by the Licensor.


6.   GRANT OF RIGHTS

     6.1  The Licensor hereby grants to the Licensee:

          6.1.1 an exclusive licence to use the Technical Information and improvements in the Territory and under the Licensor's copyrights, technology, patents, trade secrets, know-how and trademarks to use the Equipment to manufacture Products; and

          6.1.2 an exclusive licence to use the name "NimsTec" and "3-Dx" in connection with the marketing and putting into commercial effect of the License in the Territory.

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     6.2  ***

     6.3 The Licensee shall further be entitled to a licence under the Patent Rights so far as the same extend to any act of the Licensee licensed under clause 5.1 above.

     6.4 The Licensee shall not be entitled to grant sub-licences of the rights granted or to be granted under clauses 5.1 and 5.2 above without approval of Licensor.


7.   PAYMENT

     7.1 The Licensee shall during the continuance of this Agreement pay to the Licensor a license fee of five per cent (5%) of the Gross Sales Value of all Products (or any part thereof) sold or otherwise supplied for money or money's worth.

     7.2 If any Products are incorporated in any other equipment or apparatus sold by the Licensee or any sub-licensee hereunder at a price which is included in the price for the other equipment or apparatus, the Gross Sales Value for the purpose of calculating license fees due hereunder shall be that proportion of the Gross Sales Value of that other equipment or apparatus which is fairly attributable to such Products comparing the manufacturing cost of the other equipment or apparatus to that of the Products as components thereof.

     7.3 Payments due under clause 6.1 shall be made within 30 days of the end of each calendar quarter in respect of license fees accruing on Products invoiced in that calendar quarter.

     7.4  ***  Amended

7.5  All sums due under this Agreement:

     7.5.1 are exclusive of any sales tax which shall be payable in addition on the rendering by Licensor of any invoice incorporating appropriate sales tax;

     7.5.2 shall be made in US dollars to the credit of a bank account to be designated in writing by the Licensor. Conversion into US dollars shall be calculated:

           (a) in the case of each royalty payment at the rate of exchange ruling on the last day of the calendar quarter in respect of which the payment is due;

           (b) in the case of all other payments at the rate of exchange ruling on the day payment is made or due whichever is earlier; provided always that where any payment is made after the date provided therefor herein conversion shall be at the rate ruling at the date of payment if this is more favourable to the Licensor;

                                             *** text omitted & filed separately
                                                Confidential Treatment Requested
                                                        Under 17 C.F.R. Sections
                                              200.80(b)(4), 200.83 and 240.246-2

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     7.5.3 shall be made in full without deduction of taxes charges and other duties that may be imposed except in so far as any such deduction may be credited in full by the Licensor against the Licensor's own tax liabilities. The parties agree to co-operate in all respects necessary to take advantage of such double taxation agreements as may be available.

     7.5.4 ***


8.   RECORDS AND REPORTS

     8.1 The Licensee agrees to keep true and accurate records and books of account containing all data necessary for the determination of license fees payable under clause 6.1 which records and books of account shall upon reasonable notice of the Licensor be open at all reasonable times during business hours for inspection by the Licensor or its duly authorised agent for the purpose of verifying the accuracy of the Licensee's reports hereunder.

     8.2 The Licensee shall submit to the Licensor within 30 days of the end of each calendar quarter a statement setting forth with respect to the operations of the Licensee hereunder during that period the quantity of Products made used or sold and the Gross Sales Value of Products.

     8.3 The Licensor agrees to maintain confidential all financial information received with respect to the Licensee's operations pursuant to the foregoing clauses 7.1 and 7.2.

9.   PERFORMANCE

     9.1  During the continuance of this Agreement the Licensee shall:

          9.1.1 use its best endeavours to promote the distribution and sale of Products in the Territory as widely as its resources reasonably permit and will make available all necessary selling and manufacturing facilities to meet all reasonable demands for Products throughout the Territory. The Licensee shall seek to maximise such demand, consistent only with the Licensee obtaining a reasonable rate of return on its assets employed in making and selling Products;

          9.1.2 ensure that all Products supplied by the Licensee meet all such reasonable specifications as the Licensor may from time to time apply thereto and satisfy in performance, quality, construction and use the reasonable requirements of the Licensor and shall upon reasonable notice from the Licensor give the Licensor or its authorised representative free access at any reasonable time to the premises of the Licensee for the purpose of ensuring that the Licensee is observing these obligations;


          9.1.3 sell Products to any suitable buyer independently of any other products of the Licensee if

                                             *** text omitted & filed separately
                                                Confidential Treatment Requested
                                                        Under 17 C.F.R. Sections
                                              200.80(b)(4), 200.83 and 240.246-2

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                so required;


          9.1.4 ensure that all literature prepared by the Licensee and relating to Products bears an acknowledgement to the effect that they are subject to a licence from the Licensor, and attach to all Products a label quoting relevant patent numbers and stating that such Products are made under licence from the Licensor;

          9.1.5 provide adequate servicing facilities for any Products manufactured and/or supplied by the Licensee;

          9.1.6 not act as agent of the Licensor and specifically not give any indication that it is acting otherwise than as principal and in advertising or selling Products not make any representation or give any warranty on behalf of the Licensor;

          9.1.7 not use any equipment other than the Equipment to manufacture the Products.

     9.2 The Licensee shall not during the continuance of the Agreement and for a period of five years from the date of its termination for any reason be directly or indirectly concerned in the manufacture distribution sale or other supply in any part of the Territory of any manufactured goods which by reason of their properties and performance are commercially competitive with any Products.


10.  PATENTS

     10.1 The Licensee shall at its own cost diligently prosecute to grant all subsisting patent applications within the Patent Rights so as to secure the broadest monopoly reasonably obtainable consistent with avoiding serious prejudice to the validity of such granted patents and shall maintain all patents within the Patent Rights in force for the full terms thereof.

     10.2 In the event of any infringement by a third party of any of the Patent Rights in the Territory on such a scale as to affect prejudicially the Licensee's business in the Products to a substantial extent the Licensee may take all legitimate steps to halt such infringement. Subject to receiving advice from experienced Patent Counsel that infringement proceedings, including any interlocutory proceedings where relevant, stand a reasonable chance of success the Licensee may request the Licensor to lend its name to such proceedings and provide reasonable assistance and the Licensor will do so subject to the Licensee giving it an indemnity in respect of all costs damages and expenses that it may incur including any award of costs against it. Any damages recovered shall be dealt with in a manner which shall be fair and reasonable as between the Licensor and the Licensee.

                                     Page 8
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     10.3 To the best of the Licensor's knowledge and belief the exercise of the rights granted or to be granted to the Licensee hereunder will not result in the infringement of valid patents of third parties. Subject thereto the Licensor gives no warranty in this respect and does not give the Licensee any indemnity against costs damages expenses or license fees arising out of proceedings brought against the Licensee or any customer of the Licensee by any third party. Should the Licensee be sued for infringement of any patent or patents of the third party by reason of its operation of the Equipment or manufacture use or sale of the Products the Licensor shall on request assist the Licensee in its defence to such action to the extent that in all the circumstances it is reasonable to do so but shall otherwise be under no obligations in respect thereof. All costs of any such action shall be borne by the Licensee to whom shall belong all sums that may be recovered from the third party.

     10.4 If at any time during this Agreement the Licensee directly or indirectly opposes or assists any third party to oppose the grant of letters patent on any patent application within the Patent Rights or disputes or directly or indirectly assists any third party to dispute the validity of any patent within the Patent Rights or any of the claims thereof the Licensor shall be entitled at any time thereafter to determine all or any of the licences granted hereunder forthwith by notice thereof to the Licensee.

     10.5 The Licensee shall bear the costs of filing and prosecuting any future patent applications to grant and of maintaining such granted patents in all countries.


11.  TERM AND TERMINATION

     11.1 Unless terminated earlier in accordance with the following provisions of this clause or by mutual agreement by both parties, this Agreement shall be for a fixed period of 50 years from the Effective Date and shall be renewable by either party for a further fixed period of 50 years by giving the other party at least 3 months' notice in writing to the other before the expiry of the first fixed period of 50.

     11.2 If either party is in breach of any obligation on it hereunder and, in the case of a breach capable of remedy, it shall not have been remedied by the defaulting party within 30 days of written notice specifying the breach and requiring its remedy, or if either party becomes insolvent, has a receiver appointed over the whole or any part of its assets, enters into any compound with creditors, or has an order made or resolution passed for it to be wound up (otherwise than in furtherance of a scheme for amalgamation or reconstruction) or if the ownership or control of the Licensee shall pass into the hands of any legal person whom the Licensor in its reasonable discretion considers unsuitable for any reason whatsoever then the other party or in the case of breach, the party not in breach of the obligation or condition may forthwith terminate this Agreement by notice in writing without prejudice to the accrued rights of either party.




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     11.3 Termination of this Agreement for any reason shall not bring to an end:

          11.3.1 the secrecy obligations on the parties hereto;

          11.3.2 the Licensee's obligations to pay license fees or other sums which have accrued due or which will become due in respect of sales under clause 10.4;

          11.3.3 the obligations (if any) on the Licensee under clause 10.5;

          11.3.4 the licences (if any) under clause 3.3.

     11.4 On termination of this Agreement for any reason the Licensee shall continue to have the right for a period of two months from the date of termination to complete deliveries on contracts in force at that date and to dispose of Products already manufactured subject to payment to the Licensor of license fees thereon in accordance with clause 6 above.

     11.5 On termination of this Agreement for any reason under clause 10.2 above the Licensee shall offer to the Licensor at cost all stocks of Products and promotional and other literature relating thereto in its possession or control and shall provide the Licensor with all reasonable facilities to inspect the same and shall deliver up to the Licensor all production manuals and all other documents (including copies thereof) in its possession or control containing Technical Information remaining subject to the secrecy obligations of clause 4 hereof.


12.  INTELLECTUAL PROPERTY

     12.1 Throughout the subsistence of this Agreement, the Licensee shall not cause or permit anything which may damage or endanger such intellectual property of the Licensor or Licensor's title to it or assist or allow others to do so.

13.  FORCE MAJEURE

     13.1 If either party to this Agreement is prevented or delayed in the performance of any of its obligations under this Agreement by force majeure, and if such party gives written notice thereof to the other party specifying the matters constituting force majeure, together with such evidence as it reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue then the party in question shall be excused the performance or the punctual performance as the case may be as from the date of such notice for so long as such cause of prevention or delay shall continue.

     13.2 For the purpose of this Agreement "force majeure" shall be deemed to be any cause affecting the performance of this Agreement arising from or attributable to acts, events, omissions or

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          accidents beyond the reasonable control of the party to perform and without limiting the generality thereof shall include the following:

          13.2.1 strikes, lock-outs or other industrial action;

          13.2.2 civil commotion, riot, invasion, war threat or preparation for war;

          13.2.3 fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural physical disaster;

          13.2.4 impossibility of the use of railways, shipping, aircraft, motor transport or other means of public or private transport;

          13.2.5 political interference with the normal operations of any party.

14.  GENERAL

     14.1 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal successors but shall not otherwise be assignable by either party without the written consent of the other which consent shall not be unreasonably withheld.

     14.2 No variation or amendment of this Agreement shall bind either party unless made in writing in the English language and agreed to in writing by duly authorised officers of both parties.

     14.3 If any provision of this Agreement is agreed by the parties to be illegal void or unenforceable under any law that is applicable hereto or if any court of competent jurisdiction in a final decision so determines this Agreement shall continue in force save that such provision shall be deemed to be excised herefrom with effect from the date of such agreement or decision or such earlier date as the parties may agree.

     14.4 The headings in this Agreement are for convenience only and are not intended to have any legal effect.

     14.5 A failure by either party hereto to exercise or enforce any rights conferred upon it by this Agreement shall not be deemed to be a waiver of any such rights or operate so as to bar the exercise or enforcement thereof at any subsequent time or times.

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15.  NOTICES

     15.1 Any notice required to be given hereunder by either party to the other shall be in writing and shall be served by sending the same by registered or recorded delivery post or facsimile to the address of the other party as given herein or to such other address as that party may have previously notified to the party giving notice as its address for such service.

     15.2 All notices documents communications and any other data to be provided under this Agreement shall be in the English language unless otherwise agreed.


16.  GOVERNING LAW AND DISPUTES

     16.1 The construction validity and performance of this Agreement shall be governed in all respects by the laws of Bermuda.

     16.2 All disputes arising in connection with this Agreement shall be finally settled by binding arbitration upon written demand by either party. The arbitration shall be held at and conducted in accordance with the Rules of the International Chamber of Commerce and its International Court of Arbitration. Judgement upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order for enforcement (as the case may be).

     16.3 The parties will seek to agree on a single arbitrator and if they fail to so agree the arbitration will be conducted by three arbitrators, with each party selecting one arbitrator who will in turn select the third arbitrator. Arbitration shall be conducted in Bermuda and shall be conducted in the English language.


NIMSTEC LIMITED                           3-DX.COM
48 Cedar Avenue
Suite 120
Hamilton HM JX Bermuda

By: /s/ Jerry C. Nims                   By: /s/ Paul F. Peters
   -------------------------------         -------------------------------
Name: Jerry C. Nims                     Name: Paul F. Peters
Title: Chairman                         Title: President

Date: 6/30/99                           Date: 6/30/99
     -----------------------------           -----------------------------

              ASSET AND LICENSE PURCHASE MODIFICATION AGREEMENT

THIS AGREEMENT, made effective as of the 30th day of June, 1999, by and between NIMSTEC LIMITED, an exempted corporation registration no. 21568 formed under the laws of Bermuda (hereinafter "LICENSOR") and i3Dx.com, a company incorporated pursuant to the laws of the State of Nevada, formerly known as 3-Dx.com (hereinafter "LICENSEE"), both of whom together referenced herein as "the parties."

WHEREAS the LICENSOR and the LICENSEE entered into an Asset and License Purchase Agreement governing the terms and conditions under which a substantial body of valuable technical information owned beneficially by the LICENSOR would be licensed to LICENSEE; and

WHEREAS the LICENSOR HAS AGREED TO CONTRIBUTE THE LICENSE RIGHTS SPECIFIED IN THE JUNE 30, 1999 ASSET AND LICENSE PURCHASE AGREEMENT, IN THE SPECIFIED TERRITORY, TO LICENSEE, THEREBY RESCINDING THAT PORTION OF THE ASSET AND LICENSE PURCHASE AGREEMENT WHICH REQUIRES PAYMENT OF $2,000,000 AS PARTIAL PAYMENT TO LICENSOR; and

WHEREAS the parties mutually agree to the modification of the Asset and License Purchase Agreement for the purpose of effecting the contribution as specified herein;

NOW THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter contained, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, it is agreed by and between the parties hereto as follows:

    1.  RESCISSION OF LICENSE FEE.
        The LICENSOR hereby agrees to the voiding and elimination of that portion of sub-paragraph "7.4" of the Asset and License Purchase Agreement, wherein Licensee purchased for the specified territory the exclusive license for $2,000,000.00. However, the parties agree that the remainder of sub-paragraph "7.4", wherein LICENSEE agrees to pay LICENSOR 5% of LICENSEE'S gross revenues, remains intact. LICENSOR agrees to the contribution of its $2,00,000.00 entitlement for the intellectual property which is the subject of the license, to LICENSEE, without charge other than the aforementioned 5% of LICENSEE'S gross revenues.

    2.  RESCISSION OF DEBENTURE.
        The parties hereto agree that the Convertible Debenture issued by the LICENSEE to the LICENSOR on June 30, 1999, in the principle amount of $2,000,000.00, with annual interest thereon at the rate of 8% per annum, as security for the license is also null and void, and of no force and effect AB INITIO. The LICENSOR further agrees to disgorge the three interest payments received from the LICENSEE pursuant to the terms of the Convertible Debenture, with return of said interest to be made upon demand by LICENSEE.

    3.  AGREEMENT REMAINDER
        The parties agree that any portion of the Asset and License Purchase Agreement not modified by this Agreement shall remain in full force and effect between the parties.

    IN WITNESS WHEREOF the parties hereto have caused this agreement to be executed on the 24th day of September 1999, effective as of the date first above written.


LICENSOR:                              LICENSEE:

By: /s/ Jerry C. Nims                  By: /s/ Paul F. Peters
   -------------------------------        -------------------------------
   Jerry C. Nims, Chairman                Paul F. Peters, President
   NIMSTEC LIMITED                        i3Dx.com